Exhibit 99.1

April 12, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We are filing our Form 10-K with financial statements audited by Arthur Andersen LLP ("Andersen"). Andersen's audit opinion on our December 31, 2001 financial statements is dated April 12, 2002. In accordance with Temporary Note 3T to Article 3 of Regulation S-X we have received certain required representations from Andersen in a letter signed by them and dated April 12, 2002.

Andersen has represented to us that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards. They further represented that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Andersen represented that there was availability of national office consultation and personnel at foreign affiliates of Andersen to conduct the relevant portions of this audit.

Sincerely,

/s/ Frederick G. Westerman III

Chief Financial Officer
UnitedGlobalCom, Inc.